EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		February 22, 2011
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS IMPROVED FOURTH QUARTER AND YEAR END RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2010.
Net sales for the fourth quarter ended December 31, 2010 increased 44.6% to $256.1 million compared to $177.1 million during the fourth quarter of 2009. Unit sales in the fourth quarter ended December 31, 2010 increased 6.0% versus the fourth quarter of 2009, while the average price per pound for building wire sold in the quarter increased by 36.3%. Sales prices rose primarily due to higher copper prices. Copper prices rose 30.8% in the same period comparison. Net income for the fourth quarter of 2010 increased to $4.5 million versus a net loss of $1.9 million in the fourth quarter of 2009. Fully diluted net earnings per common share were $0.19 in the fourth quarter of 2010 versus a loss of $0.08 in the fourth quarter of 2009.
Net sales for the year ended December 31, 2010 increased 40.1% to $910.2 million compared to $649.6 million during the year ended December 31, 2009. The average price per copper pound of building wire sold in the quarter increased by 45.8%, driving the increase in net sales dollars. Unit volume in the year ended December 31, 2010 decreased 3.8% versus 2009. Net income for the year ended December 31, 2010 increased 320.6% to $15.3 million versus $3.6 million in 2009. Fully diluted net earnings per common share were $0.66 for the year ended December 31, 2010 versus $0.16 in 2009.
On a sequential quarter comparison, net sales for the fourth quarter of 2010 were $256.1 million versus $242.8 million during the third quarter of 2010. Unit volume decreased 8.7% on a sequential quarter comparison, while the average selling price of wire increased 15.6%. Net income for the fourth quarter of 2010 was $4.5 million versus $5.1 million in the third quarter of 2010. Fully diluted net income per common share was $0.19 in the fourth quarter of 2010 versus $0.22 in the third quarter of 2010.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in the midst of the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the average price of wire sold per copper pound and the Company’s average cost of raw copper per pound in any given period. That spread increased 59.9% in the fourth quarter of 2010 versus the fourth quarter of 2009, while our unit volume shipped in the fourth quarter of 2010 increased 6.0% versus the fourth quarter of 2009. The spread increased 32.5% on a year over year basis while unit volume decreased 3.8%, driving the increase in our earnings despite the decreased unit volume. The results in the last three quarters are particularly encouraging, following the losses we sustained in the fourth quarter of 2009 and the first quarter of 2010. We believe the exit of a former competitor in the first quarter of 2010 has contributed to the positive trend in industry pricing levels and margins over the last three quarters.
We managed to earn $15.3 million this past year in the difficult environment due to our low cost business model and aggressive cost cutting in all facets of our operation. We believe that our costs are as low, or lower, than our competitors. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $103.3 million in cash as of December 31, 2010. We also declared another quarterly cash dividend during the fourth quarter of 2010.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2009 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$’s in 000’s	2010	2009	2010	2009
Net Income	$4,529	$(1,905)	$15,290	$3,636
Income Taxes	2,034	(998)	7,129	1,164
Interest Expense	80	740	522	3,181
Depreciation and Amortization	3,430	3,362	13,716	13,691

EBITDA	$10,073	$1,199	$36,657	$21,672

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Current Assets
Cash	$103,252	$226,769
Receivables, net	190,364	133,176
Inventories	42,104	42,563
Prepaid Expenses and Other	6,377	4,991

Total Current Assets	342,097	407,499

Property, Plant and Equipment, net	134,985	126,856

Other Assets	194	203

Total Assets	$477,276	$534,558

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$32,897	$11,942
Accrued Liabilities and Other	25,256	18,245
Current Portion of Long-Term Debt	—	100,430

Total Current Liabilities	58,153	130,617

Long Term Liabilities
Non-Current Deferred Income Taxes	11,746	10,957

Total Long Term Liabilities	11,746	10,957

Total Liabilities	69,899	141,574

Stockholders’ Equity
Common Stock	264	263
Additional Paid in Capital	45,040	44,057
Treasury Stock	(21,294)	(21,269)
Retained Earnings	383,367	369,933

Total Stockholders’ Equity	407,377	392,984

Total Liabilities and Stockholders’ Equity	$477,276	$534,558

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2010		2009		2010		2009
Net Sales	$256,148	100.0%	$177,082	100.0%	$910,222	100.0%	$649,613	100.0%
Cost of Sales	234,023	91.4%	168,016	94.9%	827,813	90.9%	599,498	92.3%

Gross Profit	22,125	8.6%	9,066	5.1%	82,409	9.1%	50,115	7.7%

Selling, General and Administrative Expenses	15,515	6.1%	11,525	6.5%	57,073	6.3%	43,767	6.7%

Operating Income	6,610	2.6%	(2,459)	-1.4%	25,336	2.8%	6,348	1.0%

Net Interest & Other Expense	47	0.0%	444	0.3%	2,917	0.3%	1,548	0.2%

Income before Income Taxes	6,563	2.6%	(2,903)	-1.6%	22,419	2.5%	4,800	0.7%

Income Taxes	2,034	0.8%	(998)	-0.6%	7,129	0.8%	1,164	0.2%

Net Income (Loss)	$4,529	1.8%	$(1,905)	-1.1%	$15,290	1.7%	$3,636	0.6%

Basic Earnings Per Share	$0.20		$(0.08)		$0.66		$0.16

Diluted Earnings Per Share	$0.19		$(0.08)		$0.66		$0.16

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,213		23,041		23,184		23,011

-Diluted	23,369		23,308		23,342		23,298

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08